SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 15, 1999

                       TRINET CORPORATE REALTY TRUST, INC.
             (Exact name of Registrant as specified in its charter)


                                    Maryland
                            (State of Incorporation)

         1-11918                                       94-3175659

(Commission File Number)                          (IRS Employer ID Number)

One Embarcadero Center, 33rd Floor
San Francisco, CA                                      94111-3722

(Address of principal executive offices)               (Zip Code)


                                 (415) 391-4300
              (Registrant's telephone number, including area code)

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Item 5.  Other Events.

                  On June 16, 1999, TriNet Corporate Realty Trust, Inc. ("Registrant") announced that it entered into an Agreement and Plan of Merger, dated as of June 15, 1999, with Starwood Financial Trust ("Starwood Financial"), pursuant to which TriNet will merge with and into a subsidiary of Starwood Financial, with Registrant surviving as a subsidiary of Starwood Financial (the "Merger"). Following the Merger, Starwood Financial is expected to qualify as a real estate investment trust for federal income tax purposes.

                  In the Merger: (i) each issued and outstanding share of common stock, par value $0.01 per share, of Registrant will be exchanged for 1.15 shares of Starwood Common Stock (as defined below); (ii) each issued and outstanding share of 9-3/8% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Registrant will be converted into one 9-3/8% Series B Cumulative Redeemable Preferred Share, par value $0.01 per share, of Starwood Incorporated (as defined below); (iii) each issued and outstanding share of 9.2% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Registrant will be converted into one 9.2% Series C Cumulative Redeemable Preferred Share, par value $0.01 per share, of Starwood Incorporated; and (iv) each issued and outstanding share of 8% Series C Cumulative Redeemable Preferred Share, par value $0.01 per share, of Registrant will be converted into one 8% Series D Cumulative Redeemable Preferred Share, par value $0.01 per share, of Starwood Incorporated. The Merger is expected to close in the third or fourth quarter of 1999, subject to receipt of approval by Registrant's shareholders and Starwood Financial's shareholders (the largest of whom are subject to shareholder agreements with Registrant, as described below) and satisfaction of customary closing conditions.

                  Contemporaneously with the consummation of the Merger, Starwood Financial will acquire all of the outstanding ownership interests in Starwood Financial Advisors, LLC, Starwood Financial's external advisor, in exchange for aggregate consideration of four million Class A Shares (the "Advisor Transaction"). This transaction will be accomplished principally through a merger of the advisor's controlling shareholder with and into a subsidiary of Starwood Financial. The closings of the Merger and the Advisor Transaction are mutually conditional.

                  Prior to the consummation of the Merger and the Advisor Transaction (defined below), Starwood Financial intends to change its form from a Maryland trust to a Maryland corporation through a merger with and into Starwood Financial, Incorporated ("Starwood Incorporated"), a Maryland corporation and a wholly-owned subsidiary of Starwood Financial formed solely to effect such merger (the "Incorporation Merger"), which will be the surviving entity. In the Incorporation Merger, the Class B Common Shares, par value $0.01 per share, of Starwood Financial will be converted into shares of common stock, par value $0.001 per share ("Starwood Common Stock"), of Starwood Incorporated on a 49-for-one basis and the Class A Common Shares, par value $1.00 per share, of Starwood Financial ("Class A Shares") will be converted into shares of Starwood Common Stock on a one-for-one basis.

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                                                                               3


                  Following completion of the Incorporation Merger but prior to the effective time of the Merger with Registrant, Starwood Incorporated intends to pay a dividend of an aggregate of one million shares of Starwood Common Stock pro rata to all holders of Starwood Common Stock as of such time.

                  Starwood Financial's principal shareholders, who together represent approximately 99% of the outstanding voting power of Starwood Financial, have entered into agreements with Registrant, pursuant to which, among other things, those shareholders have granted to Registrant irrevocable proxies to vote their shares in favor of the Merger, and against any proposal that would compete with the Merger. Those Shareholders have also agreed to vote all of their Starwood Financial shares in favor of the Advisor Transaction and the Incorporation Merger. Registrant has agreed with Starwood Financial that if the Merger Agreement is terminated under certain circumstances, Registrant will pay Starwood Financial certain fees and expenses. Starwood Financial has agreed with Registrant that if the Merger Agreement is terminated under certain other circumstances, Starwood Financial will pay Registrant certain fees and expenses.

                  On June 16, Registrant issued a press release (attached as Exhibit 99.1 hereto) summarizing the above-described transactions.


Item 7.  Financial Statements and Exhibits.

         (c)      Exhibits:


     Exhibit Number (Referenced to
     Item 601 of Regulation S-K)        Description of Exhibit
     -----------------------------      -----------------------

                  2 Agreement and Plan of Merger, dated as of June 15, 1999, by and between Starwood Financial Trust, ST Merger Sub, Inc., and TriNet Corporate Realty Trust, Inc.

                  99.1                  Press Release, dated June 16, 1999

                  99.2                  Supplemental Information--Events
                                        Involving the Registrant Leading to the
                                        Transaction

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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   TRINET CORPORATE REALTY TRUST, INC.

                                   By:  /s/ Geoffrey M. Dugan
                                        -------------------------------
                                        Name:   Geoffrey M. Dugan
                                        Title:  Vice President, Administration,
                                                  General Counsel and Secretary



Dated: June 22, 1999